Exhibit 99.4

Diodes Incorporated Announces $100 Million Stock Repurchase Program

Share Repurchase Program Reflects Company's Strong Cash Flow Generation, Healthy Balance Sheet and Commitment to Delivering Shareholder Value

Plano, Texas – May 8, 2025 – Diodes Incorporated (Diodes) (Nasdaq: DIOD) today announced that its Board of Directors has authorized the repurchase of up to an aggregate of $100 million of its outstanding common stock, $0.66 2/3 par value per share. The share repurchase program will expire on December 31, 2030, unless extended or shortened by the Board of Directors.

“Given our strong cash flow generation and healthy balance sheet, Diodes is in a unique position to continue investing in both organic and inorganic growth while also returning capital to stockholders through this share buyback,” commented Gary Yu, President of Diodes. “Although our business has been temporarily impacted by weaker demand in certain target end markets and there continues to be global uncertainties, we have a high level of confidence in our growth prospects and the long-term opportunities we see ahead. This buyback further reflects our ongoing commitment to delivering shareholder value and prudent capital allocation to maximize return on invested capital.”

Share repurchases under the program may be made from time to time in the open market, through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations, and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and discrete power solutions combined with our leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific products and solutions-focused sales, coupled with global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this report that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding the share repurchase plan and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. We undertake no obligation to update or to revise any forward-looking statements.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2025 Diodes Incorporated. All Rights Reserved

Company Contact:
Diodes Incorporated
Gurmeet Dhaliwal
Director, Investor Relations & Corporate Marketing
P: 408-232-9003
E: Gurmeet_Dhaliwal@diodes.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers, President
P: 949-388-0648
E: lsievers@sheltongroup.com